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                                                                   Exhibit 99.2



                                    EXHIBIT 2

                                  PRESS RELEASE


Piscataway, N.J. - July 2, Monday, 2001

Lotus Pacific, Inc. announced that a new Board of Directors and management team has been elected and appointed as of Friday, June 29, 2001, replacing the prior Board and management. The new Board was elected by the written consent of the Lotus Pacific stockholders.

Li Dong Sheng has been elected Chairman of the Board of Directors. He is also Chairman of the board of directors and President of TCL Holdings Co., Ltd., a People's Republic of China investment and holdings company, Chairman of the board of directors of TCL International Holdings, Ltd., a Hong Kong publicly traded consumer electronics and information technology company, and Chairman of the board of directors of TCL Holdings (BVI) Co., Ltd. Mr Li, 43, has 20 years of experience in the telecommunication equipment and consumer electronics industry, and holds a Bachelor degree in Engineering from South China University of Technology.

Vincent Yan Yong has been appointed President, CEO, CFO and Secretary of the Company. He is also Executive Director and CFO of TCL Holdings Co., Ltd., and General Manager of Shanghai Tianshi Networks Information Limited, a subsidiary of TCL International (Asia), Inc., a Delaware company. Mr. Yan, has previously served as Vice President and PRC Country Manager of Tulip Computers (Asia) Ltd., a subsidiary of a European computer manufacturer, and Managing Director of Central Empire Strategic Investment Ltd., a People's Republic of China investment consulting firm. Mr. Yan, 38, has 11 years of experience in the computer and consumer goods industries, and holds an MBA from Stanford University and a Masters degree in Computer Science from Peking University.

The election of the new Board came about as a result of a consent solicitation that was made by T.C.L. Industries Holdings (H.K.), Limited, a significant stockholder in Lotus Pacific.

Contact:
Mr. Yan Yong
(732) 885-1750